     21.1 Subsidiaries of the Registrant

Lator International, Inc., a Florida corporation, 100% owned.

LPS Acquisition Corp., a Florida corporation, 100% owned.


9006-1474 Quebec, Inc. (Torland)
a Quebec Canada Corporation
100% owed.